Exhibit 4.16

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (hereinafter referred to as this “Agreement”) is made and entered into by and between the following parties in Beijing, China on July 31, 2023.

Party A: Wuhan Bofeng Technology Co., Ltd.

Address：Room 701, Floors 6-15, Building 4, Area D, Shuguang Xingcheng, No. 8 Xiongzhuang Road, Donghu New Technology Development Zone, Wuhan City, Hubei Province

Party B：Wuhan Xinyue Network Technology Co., Ltd.

Address：Room 702, Building 4, Area D, Shuguang Xingcheng, No. 8 Xiongzhuang Road, Donghu New Technology Development Zone, Wuhan City, Hubei Province

Party A and Party B are hereinafter individually referred to as a “party”, and collectively referred to as “both parties”.

WHEREAS:

1.

Party A, a wholly foreign-owned enterprise incorporated in the People’s Republic of China (hereinafter referred to as “China”), owns the resources necessary for providing various technical and consultant services. Party A is 100% directly owned by Zhihu Inc. (a company registered under the laws of Cayman) (the “Cayman Company”).

2.

Party B is a limited liability company incorporated in China and mainly engages in: network technology services; technical services, technical development, technology consulting, technical exchange, technology transfer, and technical extension and so on. All the business activities carried out and developed by Party B at present and at any time during the term hereof are hereinafter collectively referred to as the “Principal Operations”;

3.

Party A agrees to provide Party B with the relevant exclusive technical services, technology consulting and other services (as for the specific scope, please refer to the following provisions) by its human resource, technology and information advantages during the term hereof, and Party B agrees to accept such services provided by Party A or the designees thereof (the designees shall be the Cayman Company or a subsidiary wholly controlled by the Cayman Company directly or indirectly, or other entities approved by all the directors of the Cayman Company) (hereinafter referred to as the “Designees”) in accordance with the terms of this Agreement; and

4.	Party A and Party B propose to enter into this Agreement with regard to the business cooperation between Party A and Party B.

Exhibit 4.16

Now, therefore, upon consensus, Party A and Party B have reached the following agreements:

1.	Provision of Services by Party A
1.1

In accordance with the terms and conditions hereof, Party B hereby entrusts Party A to provide Party B with the relevant comprehensive business support, technical services and consultant services as the exclusive service provider of Party B during the term hereof, including all or part of services determined by Party A from time to time and included in the business scope of Party B, including but not limited to: technical services, network support, business consulting, license of intellectual property rights, equipment and lease, market consultation, system integration, product research and development and system maintenance, management consultant services regarding the business operation of Party B, and to the extent permitted by the PRC laws, other consultations and services for the foregoing items provided from time to time at the request of Party B (hereinafter referred to as the “Services”).

1.2

Party B agrees to accept the consultations and services provided by Party A. Party B further agrees that, without the prior written consent of Party A, during the term hereof, for the matters set forth herein, Party B shall not and shall cause the subsidiaries controlled by Party B not to accept any consultation and/or service provided by any third party, nor cooperate with any third party. Party A may designate other Designees (the Designees may enter into the agreements required in Article 1.4 hereof wholly or partly), to provide Party B with the consultations and/or services hereunder.

1.3

To make sure that Party B satisfies the cash flow requirements in the daily operation and (or) set off any loss arising from its operation, no matter whether Party B has actually incurred any such operating loss, Party A may, at its own discretion, provide Party B with financial support (only to the extent permitted by the PRC laws). Party A may provide Party B with financial support in the form of the loan permitted by PRC Laws (as defined below), and shall otherwise enter into a loan contract therefor.

1.4	Way of service provision
(1)

Party A and Party B agree that during the term of this Agreement, both parties may, directly or through their respective related parties mastering the corresponding service abilities and resources, enter into other technical service agreements and consultant service agreements for the service provision by Party A to Party B, specifying the specific contents, methods, personnel and charges of the specific Services.

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(2)

To perform this Agreement, Party A and Party B agree that during the term hereof, both parties may, directly or through their respective related parties, enter into a license agreement for intellectual property rights (including but not limited to: software, trademarks, patent, know-how), permitting Party B to use the intellectual property rights of Party A at any time for the business needs of Party B.

(3)

To perform this Agreement, Party A and Party B agree that during the term hereof, both parties may, directly or through their respective related parties, enter into a lease agreement for devices or plants (if any), permitting Party B to use the devices or plants (if any) of Party A at any time for the business needs of Party B.

(4)

To perform this Agreement, Party A and Party B agree that during the term hereof, both parties may, directly or through their respective related parties, enter into other agreements, for the services provided by Party A to Party B.

(5)	Party A may, at its discretion, wholly or partly subcontract the Services to be provided to Party B hereunder to any third party mastering the corresponding service abilities and resources.
1.5	For the service provision hereunder, Party A and Party B shall timely communicate and exchange various information related to their business and/or customers.

The Services provided by Party A in this Agreement shall be exclusive. In terms of the services provided by any existing third party to Party B, which are the same or similar to the Services provided by Party A, with the written approval of Party A, Party B may continue to perform the relevant agreement; if Party A disagrees with Party B to continue to perform any relevant agreement, Party B shall forthwith rescind such an agreement with the third party and assume any expense and liability arising from the rescission of the agreement. In terms of other contracts which are being performed by Party B or other legal instruments setting forth the obligations of Party B, Party B shall continue to perform them. Without the written consent of Party A, Party B shall not alter, modify or terminate such contracts or legal instruments.

1.6	To define the rights and obligations of both parties, and cause the forgoing service agreements to be performed actually, both parties agree that to the extent permitted by the PRC laws:
(1)	Party B must carry out business by following the opinions or suggestions on the Services provided by Party A in Article 1.1 hereof.

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(2)

unless Party A agrees that the original directors and supervisors of Party B may remain in office, Party B will appoint the persons recommended by Party A as the directors of Party B as per the PRC laws (including any law, regulation, rule, notice, interpretation or other binding documents issued by any central or local legislative, administrative or judicial department before or after the execution hereof, hereinafter referred to as the “PRC Laws”), and to the extent permitted by the PRC Laws, appoint the senior executives recommended by Party A and employed by Party A as the general manager, financial director and other senior executives of Party B, responsible for supervision of the business and operation of Party B; to the extent permitted by the PRC Laws, unless the directors recommended by Party A are retired, resign, are incompetent or die, without the prior written consent of Party A, Party B shall not remove them for any other reason.

(3)	Party B agrees to cause its directors and senior executives to exercise the powers granted by the relevant laws and regulations and articles of association as instructed by Party A.
(4)	Party A shall set and adjust the organization of Party B, and manage the human resources.
(5)

Party A shall be entitled to carry on the business related to the Services in the name of Party B, and Party B shall provide all the necessary support and convenience so that Party A may smoothly carry on the business, including but not limited to the provision of all the necessary powers of attorney required for the Services to Party A.

(6)

To the extent permitted by the PRC Laws, Party A shall have the right to regularly and at any time check the account of Party B, and Party B shall timely and accurately charge to an account and provide Party A with the relevant accounting information as required by Party A. During the term hereof, Party B agrees to cooperate with Party A and its shareholders (including direct or indirect shareholders) in an audit (including but not limited to the audit for various related transactions and other kinds of audits) and provide Party A, its shareholders (including direct or indirect shareholders) and/or entrusted auditors with the operation, business, customer, financial, and employee information and materials of Party B and agrees that the shareholders of Party A may disclose such information and materials to satisfy the requirements on securities regulation.

(7)	Party B agrees to hand over the relevant certificates and official seals important for the daily operation of Party B, including the

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business license, organization code certificate (if any), official seal, contract seal, special seal for finance and seal of the legal representative of Party B to the directors, legal representative, general manager, financial director and other senior executives of Party B recommended by Party A and appointed by Party B as per the statutory procedures for keeping.

1.7

Both parties agree that the Services provided by Party A to Party B hereunder shall also apply to the subsidiaries controlled by Party B and Party B shall cause the subsidiaries controlled by Party B to exercise the rights and perform the obligations as per this Agreement.

2.	Calculation and Mode of Payment of the Service Fees, Financial Statements, Audit and Tax
2.1

In terms of the Services provided by Party A hereunder, without prejudice to the mandatory provisions of the PRC Laws, during the term hereof, Party B and the subsidiaries controlled by Party B shall fully pay the gains of Party B and the subsidiaries controlled by Party B (including the accumulated gains from the previous fiscal year), namely the net profit to Party A, as the service fees (hereinafter referred to as the “Service Fees”) on schedule as required by Party A after the loss of the previous year is recovered (if necessary), the necessary costs, expenses and taxes arising from the corresponding fiscal year are deducted, and the statutory surplus reserve, reserve fund, staff bonus and welfare fund and enterprise development fund which must be withdrawn are withdrawn after a fiscal year is ended; Party A shall have the right to define the foregoing deductible items. The amount of the Service Fees shall be defined by Party A and the following factors (including but not limited to) shall be considered for the calculation and adjustment of the Service Fees. Party A shall have the right to, without the consent of Party B, at its own discretion, adjust the Service Fees: (a) the technical difficulty of the Services provided by Party A and the complexity of the technology consulting and other services provided; (b) the time required for the technicians of Party A to provide such software development, technology consulting and other services; (c) the specific content and business value of the software development, technology consulting and other services provided by Party A; (d) the market value of the same type of services. The foregoing Service Fees shall be remitted or transferred in other forms approved by both parties to the bank account of Party A or the Designees provided by Party A after Party A offers instruction for payment to Party B. Party A may change the instruction for payment from time to time. Both parties agree that in principle, the payment of the foregoing Service Fees shall not embarrass the operation of either party for that year. For the above purpose, to the extent of realizing the foregoing principle, Party A shall have the right to agree to the deferred payment of Party B, avoiding any financial

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difficulty of Party B; Party A shall also have the right to make any other adjustment for the Service Fess that Party A considers reasonable, with prior written notice to Party B.

2.2

Party A agrees that, during the term hereof, Party A will enjoy and assume all the economic benefits and risks arising from any business of Party B; in the event of any operating loss or significant economic difficulty of Party B, Party A will provide Party B with its financial support; under one of the foregoing circumstances, nobody other than Party A shall have the right to determine whether Party B may continue its operating and Party B shall unconditionally accept and agree to the foregoing decision of Party A.

2.3	Party B shall formulate various financial statements to the satisfaction of Party A as per the relevant applicable laws, generally recognized accounting standards and business practices.
2.4

With the prior notice of Party A, Party A and/or its designated auditors shall have the right to review the relevant accounts and records of Party B in the main office location of Party B and copy part of the accounts and records required, for the purpose of verifying whether the revenue amounts and statements of Party B are accurate. Party B shall, at the request of Party A, provide the operating, business, customer, financial and employee information and materials of Party B and agree with Party A or its direct or indirect shareholders to disclose or make public the information and materials if necessary.

2.5	Both parties shall respectively assume their taxes arising from the performance hereof.
3.	Intellectual Property Rights, Confidentiality Provisions and Competition Prohibition
3.1

Party A will enjoy an exclusive title, right and interest for any and all the intellectual property rights arising from or created by the performance of this Agreement by Party A (including but not limited to: software, trademarks, patents, know-how, trade secrets and others) and shall have the right to use such a title, right and interest for free.

3.2

To perform this Agreement, Party A and Party B agree that during the term hereof, both parties may enter into a license agreement for intellectual property rights, permitting Party B to use the intellectual property rights of Party A without any charge for the business needs of Party B, or if necessary, Party A agrees to assign part of intellectual property rights of Party A to Party B or register the part of intellectual property rights in the name of Party B. Nonetheless, at the request of Party A, Party B shall assign the foregoing intellectual property rights registered in the name of Party B to Party A for free or at the lowest price permitted by laws, and Party B must execute all the appropriate documents, adopt all the

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appropriate actions, submit all the documents and/or applications, offer all the appropriate assistance, and take any other actions that Party A at its own discretion considers necessary, to grant any title, right and interest of the intellectual property rights to Party A, and/or perfect the protection of the intellectual property rights by Party A. Party A shall have the right to use any intellectual property right registered in the name of Party B without any charge.

3.3

Unless otherwise agreed by Party A, Party A shall, based on the provision of the consultant services to Party B and the subsidiaries controlled by Party B, enjoy exclusive and proprietary rights and interests for all the rights, titles, interests, and intellectual property rights arising from or created during the operation of Party B and the subsidiaries controlled by Party B during the term hereof, including but not limited to all the existing and future copyrights, patents (including various patents for an invention, patents for utility models and design patents), patent applications, trademarks, trade names, brands, software, know-how, trade secrets, all the relevant goodwill, domain names and any other similar right (hereinafter referred to as the “Rights”), whether developed by Party A or Party B. Party B shall not claim any right against Party A. Party B shall execute all the documents and take all the actions necessary for Party A to become the owner of the Rights. Party B shall make sure that the Rights are free from any defect and indemnify Party A against any loss arising from the defect (if any).

3.4

Without the written consent of Party A, Party B shall not and shall cause the subsidiaries controlled by Party B not to transfer, assign, mortgage, grant a license for or dispose of the Rights in other manners.

3.5

Party B shall dispose of the Rights as instructed by Party A from time to time, including but not limited to the assignment or license of the Rights to Party A or the Designees without any prejudice to the PRC Laws.

3.6

Both parties acknowledge that any oral or written material exchanged for this Agreement shall be deemed as confidential information. Each party shall keep all such information confidential and shall not disclose any such information to any third party without the written consent of the other party, except in the following cases: (a) such information is known to the public (but it is not disclosed to the public by the party receiving the information); (b) such information is required to be disclosed by applicable law or the rules or regulations of any stock exchange; or (c) such information shall be disclosed by any Party to its legal adviser or financial adviser in connection with the transaction contemplated hereunder, provided that such legal or financial advisor shall also be bound by the confidentiality obligations similar to those set out in this Article. Any disclosure of any confidential information by any employee or agency

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engaged by any party shall be deemed a disclosure of such party, and such party shall be legally liable for breach of this Agreement. This provision shall survive the termination of this Agreement for any reason.

3.7

Party B shall not execute any document which has a conflict of interest with any legal instrument executed by Party A and its Designees and being performed or make any relevant promise therefor; Party B shall not cause by act or omission any conflict of interest between Party B and Party A and its shareholders. In the event of such a conflict of interest (Party A shall have the right to unilaterally determine whether such a conflict of interest has occurred), Party B shall timely adopt various measures as far as possible to eliminate the conflict of interest, with the consent of Party A or its Designees. If Party B rejects adopting such measures, Party A shall have the right to exercise the purchase right under the Exclusive Option Agreement.

3.8	During the term hereof, all the customer information and other relevant materials regarding the business of Party B and the Services provided by Party A are owned by Party A.
3.9	Both parties agree that Article 3 shall survive any change, rescission or termination of this Agreement.
4.	Representations, Warranties and Undertakings
4.1	Party A makes the following representations, warranties and undertakings that:
(1)

Party A is a wholly foreign-owned enterprise legally incorporated and validly existing in accordance with the PRC Laws, is an independent legal entity, masters a complete and independent legal status and legal capacity, has acquired an appropriate authorization to execute, deliver and perform this Agreement, and is able to independently act as the subject of any litigation.

(2)

the execution and performance of this Agreement by Party A are not beyond its legal entity and business operation scope, and Party A has acquired any permit, filing and qualification necessary for providing the Services set forth herein; Party A has taken various necessary corporate actions and acquired various appropriate authorizations and the consent and approval of any relevant third party and government bodies to complete the transaction hereunder, and will not be against the legal or other restrictions binding on or influencing Party A.

(3)	after this Agreement is executed and delivered by Party A, this Agreement shall constitute a legal, effective and binding obligation of Party A and be enforced as per the provisions hereof.

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4.2	Party B makes the following representations, warranties and undertakings that:
(1)

Party B is a company legally incorporated and validly existing in accordance with the PRC Laws, is an independent legal entity, masters a complete and independent legal status and legal capacity, has acquired an appropriate authorization to execute, deliver and perform this Agreement, and is able to independently act as the subject of any litigation.

(2)

the acceptance of the Services provided by Party A by Party B will not be against any PRC law; the execution and performance of this Agreement by Party B are not beyond its legal entity and business operation scope; Party B has taken various necessary corporate actions and acquired various appropriate authorizations and the consent, approval or filing of any relevant third party and government bodies to complete the transaction hereunder, and will not be against the legal or other restrictions binding on or influencing Party B.

(3)	after this Agreement is executed and delivered by Party B, this Agreement shall constitute a legal, effective and binding obligation of Party B and be enforced as per the provisions hereof.
(4)

Party B is not involved in any outstanding litigation, arbitration or other judicial or administrative proceedings impairing the ability of Party B to perform the obligations hereunder, and to its knowledge, no other parties threaten to adopt the foregoing actions. If any litigation, arbitration or other judicial or administrative punishments occur or may occur due to the assets, business or incomes of Party B, Party B shall give notice to Party A immediately after being informed of the litigation, arbitration or other judicial or administrative punishments.

(5)

Party B has disclosed all the contracts, government approval documents, permits or other documents binding upon its assets or business which possibly impose a material adverse effect on the ability of Party B to comprehensively perform the obligations hereunder to Party A, and the documents provided by Party B to Party A previously do not have any misrepresentation or omission for any material fact.

(6)

Party B shall timely pay the Service Fees to Party A fully as per this Agreement, maintain the permits and qualifications related to the business of Party B and its subsidiaries to be continuously effective during the Services, assist Party A in and provide Party A with sufficient cooperation for all the affairs necessary for Party A to

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effectively perform the duties and obligations hereunder, actively cooperate in the service provision of Party A and accept the reasonable opinions and suggestions raised by Party A for the business of Party B and its subsidiaries.

(7)

Without the prior written consent of Party A, since the date hereof, Party B shall not and shall cause its subsidiaries not to sell, assign, mortgage or dispose of in other manners its legal interests in any asset (excluding the assets necessary for the daily business and valued below RMB1 million (or any other amount otherwise agreed by Party A and Party B)), business, management right or revenue.

(8)

Without the prior written consent of Party A, except for the reasonable expenditures arising from the normal operation, Party B shall not pay any amount to a third party in any name, exempt any third party from its debt, borrow or lend a loan from or to any third party, provide a guarantee or warranty, nor allow any third party to set any other security interest on the assets or interests of Party B.

(9)

Without the prior written consent of Party A, since the date hereof, Party B shall not and shall cause its subsidiaries not to incur, inherit, provide a guarantee for or allow the existence of any debt (excluding the debts necessary for the daily business and valued below RMB1 million (or any other amount otherwise agreed by Party A and Party B)).

(10)

Without the prior written consent of Party A, since the date hereof, Party B shall not and shall cause its subsidiaries not to enter into any material contract (excluding the contracts necessary for the daily business and valued below RMB1 million (or any other amount otherwise agreed by Party A and Party B)) or any other contract, agreement or arrangement in conflict with this Agreement or possibly impairing the interests of Party A hereunder.

(11)

Party B shall not cause by act or omission any conflict of interest between Party B and Party A and its shareholders. In the event of such a conflict of interest (Party A shall have the right to unilaterally determine whether such a conflict of interest has occurred), Party B shall timely adopt various measures as far as possible to eliminate the conflict of interest, with the consent of Party A or its Designees.

(12)

Without the prior written consent of Party A, since the date hereof, Party B shall not and shall cause its subsidiaries not to merge or combine with any third party to form a joint entity, invest or purchase any third party, be invested, purchased or controlled, increase or decrease its registered capital, or change its corporation form or registered capital structure in other manners, accept the

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investment or capital increase of the existing shareholders or any third party to Party B, or carry out a liquidation or dissolution.

(13)

To the extent permitted by the relevant PRC Laws, Party B will appoint the persons recommended by Party A as its directors; without the prior written consent of Party A or any statutory ground, Party B shall not reject appointing the persons recommended by Party A for any other reason.

(14)

Party B shall maintain any and all the government permits, licenses, authorizations and approvals necessary for its business during the term hereof, and shall make sure that all the foregoing government permits, licenses, authorizations and approvals will remain in force, legal and effective during the term hereof. If during the term hereof, any and all the government permits, licenses, authorizations and approvals necessary for the business of Party B are required to be changed and/or supplemented due to any change made to the regulations of the relevant government department, Party B shall implement such a change and/or supplement as per the relevant laws.

(15)

Party B shall timely notify Party A of any circumstance which may bring any material adverse effect on the business and operation of Party B, and try its best to prevent the occurrence of the circumstance and/or any further loss.

(16)

Without the prior written consent of Party A, Party B and/or its subsidiaries shall not modify their articles of associations, change their Principal Operations, nor significantly adjust their business scope, mode, profit model, marketing strategies, operation policies or customer relationships.

(17)

Without the prior written consent of Party A, Party B and/or its subsidiaries shall not enter into an arrangement for partnership or joint venture or profit sharing or other arrangements realizing benefit transfer or profit sharing in the forms of the charge for use, service fee, or consultant fee with any third party.

(18)	At the request made by Party A from time to time, Party B shall provide Party A with the information of the business management and financial condition of Party B.
(19)	Without the prior written consent of Party A, Party B shall not declare or allocate bonuses, dividends or any other benefit to its shareholders.
(20)	Party B shall provide Party A with any technology or other materials which Party A considers necessary or useful for the

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provision of the Services hereunder, and allow Party A to use the facilities, materials or information of Party B which Party A considers necessary or useful for the provision of the Services hereunder.

(21)	Without the prior written consent of Party A, Party B shall not change, replace or remove any director and senior executive.
4.3

Party A and Party B respectively warrant to the other party that both parties will forthwith rescind this Agreement once the PRC Laws permit Party A to at its own discretion directly hold the equity of Party B and Party A and/or its subsidiaries and branches to legally carry on the business of Party B.

5.	Effect and Term

This Agreement shall come into force with the signatures of both parties. This Agreement will remain in force until it is terminated under the circumstances set forth in Article 6.1 hereof.

6.	Termination
6.1	This Agreement may be terminated under the following circumstances:
(a)

If Party B goes bankrupt, is liquidated, terminated or dissolved legally during the term hereof, this Agreement may be terminated on the day when the bankruptcy, liquidation, termination or legal dissolution comes into force;

(b)

This Agreement may be terminated on the day when all the equities and assets of Party B are fully assigned to Party A as per the Exclusive Option Agreement entered into by and between Party A and Party B and the existing shareholders of Party B on the date hereof (including the revisions made from time to time);

(c)

This Agreement may be terminated on the day when Party A is formally registered as the sole shareholder of Party B once the PRC Laws permit Party A to directly hold all the equities of Party B and Party A and/or its subsidiaries and branches to legally carry on the business of Party B;

(d)

This Agreement may be terminated on the day when the written notice sent by Party A to Party B at any time thirty (30) days in advance during the term hereof, requiring to terminate this Agreement, is expired;

(e)	This Agreement may be terminated as per Article 7 hereof.

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6.2	If Party A terminates this Agreement as per Article 6.1(d), it is not necessary to assume any liability for breach of contract for the unilateral rescission of this Agreement.
6.3	The rights and obligations of both parties under Articles 3, 5, 7, 8, 10, 11 and 16.3 shall survive the termination hereof.
6.4

The termination hereof for any reason shall not exempt either party from all the obligations for paying the amounts due and payable before the termination hereof under this Agreement (including but not limited to the Service Fees), nor from any liability for breach of contract occurring before the termination hereof. The payable Service Fees generated before the termination hereof shall be paid by Party B to Party A within fifteen (15) working days after the termination hereof.

7.	Liability for Breach of Contract
7.1

Except as otherwise provided in this Agreement, if Party B (the “Defaulting Party”) fails to perform any of its obligations under this Agreement or otherwise breaches this Agreement, Party A (the “Aggrieved Parties”) may: (a) give a written notice to the Defaulting Party stating the nature and extent of the default and requiring the Defaulting Party to remedy it at its own expense within a reasonable period set forth in the notice (the “Remedy Period”); and if the Defaulting Party fails to remedy within the Remedy Period, the Aggrieved Parties shall have the right to require the Defaulting Party to bear the liability arising from its default, and to compensate the Aggrieved Parties for all actual economic losses caused thereby, including, but not limited to, attorney’s fees, litigation or arbitration fees incurred in connection with litigation or arbitration proceedings relating to such default; in addition, the Aggrieved Parties also have the right to require the Defaulting Party to perform this Agreement compulsorily and the right to request the relevant arbitration organization or court to order the actual performance and/or enforcement of the provisions of this Agreement; (b) terminate this Agreement and require the Defaulting Party to assume all liabilities caused by its default and compensate for all damages incurred as a result; (c) discount, auction or sell the pledged equity interests in accordance with the Share Pledge Agreement, entered into by and between Party A and Party B as well as the existing shareholders of Party B on the date hereof (including the revisions made from time to time), and have the priority to gain compensation from the price of the discount, auction or sale, and require the Defaulting Party to bear all the losses caused thereby. The Aggrieved Parties’ exercise of the aforementioned remedies shall not affect their exercise of other remedies in accordance with this Agreement and legal provisions.

7.2	Both parties agree and acknowledge that, unless otherwise specified compulsorily by the PRC Laws, the Aggrieved Parties shall have the right

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to unilaterally and forthwith terminate this Agreement and require damages from the Defaulting Party, provided that Party B is the Defaulting Party.

8.	Governing Law, Dispute Resolution and Law Change
8.1	The execution, effectiveness, interpretation, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of the PRC.
8.2

In case of any dispute arising from the interpretation and performance of the provisions hereof, both parties shall resolve the dispute through negotiation in good faith. If both parties fail to reach an agreement on the resolution of such dispute within thirty (30) days after either party requests for resolution through negotiation, either party may submit the dispute to the Beijing Arbitration Commission for arbitration in accordance with its arbitration rules in effect at that time. The arbitration shall be conducted in Beijing and the arbitration language shall be Chinese. The arbitration award shall be final and binding upon both parties. The arbitration tribunal may award compensation or indemnity to Party A for the loss caused to Party A by the default of Party B in respect of Party B’s equity interests, assets or property interests, award compulsory relief or order Party B to go bankrupt in respect of relevant business or compulsory asset transfer. After the arbitration award becomes effective, any Party shall have the right to apply to the court having jurisdiction for enforcement of the arbitration award. Where necessary, before making a final decision on the dispute among the Parties, the arbitration organization shall have the right to rule that the Defaulting Party shall immediately stop the default or rule that the Defaulting Party shall not take any action that may further increase the losses suffered by Party A. Courts in Hong Kong, the Cayman Islands or any other court having jurisdiction (including the court at the location of Party B’s domicile, or the court at the location of Party B’s or Party A’s prime assets, which shall be deemed to have jurisdiction) shall also have the power to grant or enforce the award of the arbitration tribunal and to award or enforce interim relief in respect of Party B’s equity interests or property interests, and shall have the power to give provisional relief to the party bringing the arbitration while waiting for the formation of the arbitration tribunal or under other appropriate circumstances, such as ruling or deciding that the Defaulting Party shall immediately stop the default or ruling that the Defaulting Party shall not take any action that may further increase the losses suffered by Party A.

8.3

In the event of any dispute arising from the interpretation and performance of this Agreement or any dispute being arbitrated, both parties hereto shall continue to exercise their respective rights and perform their respective obligations hereunder, except those involved in the dispute.

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8.4

At any time following the execution date of this Agreement, in the event of any enactment or change in the PRC laws, regulations or rules, or any change in the interpretation or application of such laws, regulations or rules, the following provisions shall apply: to the extent permitted by the PRC laws, (a) if a change in the law or a newly promulgated regulation is more favorable to any party than the relevant law, regulation, decree or rules in force at the execution date of this Agreement (and the other party(ies) is/are not seriously and adversely affected), both parties shall promptly apply to get the change or the benefits of new regulation and use their best efforts to get the application approved; or (b) if the economic interests of any party hereunder are seriously and adversely affected directly or indirectly as a result of such change in law or newly promulgated regulation, this Agreement shall continue to be implemented in accordance with the original terms. Both parties shall acquire an exemption for compliance with the change or regulations through all the legal channels. If the adverse impact on the economic interests of any party cannot be resolved in accordance with this Agreement, after the affected party notifies the other party, both parties shall promptly negotiate and make all necessary amendments to this Agreement to maintain the economic interests of the affected party hereunder.

9.	Force Majeure
9.1

“Force Majeure” shall refer to any unforeseeable, unavoidable, and insurmountable event that causes a Party hereto to fail in part or in whole to perform this Agreement. Such events include but are not limited to, earthquakes, typhoons, floods, inundation, wars, strikes, riots, government action, changes in a law or regulation or its application.

9.2

In the event of a Force Majeure event, the obligations of any party affected by the Force Majeure hereunder shall be automatically suspended during the delay caused by the Force Majeure event, and its performance period shall be automatically extended. The extended period shall be the period of suspension for which the party shall not be penalized or held liable as a result. Upon the occurrence of a Force Majeure event, both parties shall consult immediately to seek a just solution and use all reasonable efforts to minimize the effects of the Force Majeure.

10.	Indemnification

Party B shall indemnify Party A against and hold Party A harmless from any loss, damages, liability or expense arising from any litigation, claim or other requirements against Party A caused by the consultations and services provided by Party A at the request of Party B, unless the loss, damages, liability or expense is caused by any gross negligence or deliberate misconduct of Party A.

Exhibit 4.16

11.	Notice
11.1

All notices and other communications required or permitted hereunder shall be delivered by hand, by postage prepaid registered mail, or by commercial courier service to the address of such party listed in Annex I. The date on which such notice is deemed to have been effectively served shall be determined in the following ways:

(1)	If the notice is delivered by hand or by courier service, it shall be deemed to have been effectively served at the designated pick-up address on the date of delivery or rejection.
(2)

If the notice is sent by postage prepaid registered mail, it shall be deemed to have been effectively served on the fifteenth (15th) day following the date marked on the receipt of the registered mail.

11.2	Either party may change the address to which notice is to be served at any time under this article by giving notice to the other party.
12.	Assignment
12.1	Without the prior written consent of Party A, Party B shall not assign its rights and obligations hereunder to any third party.
12.2	Party B agrees that Party A may assign the rights and obligations hereunder to any Designee with prior written notice to Party B, but without the consent of Party B.
13.	Severability

If one or more provisions hereof are held to be invalid, illegal or unenforceable in any respect under any law or regulation, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired in any respect. Both parties shall, through sincere negotiation, seek to replace such invalid, illegal or unenforceable provisions with the provisions that are valid to the maximum extent desired by both parties and are permitted by laws. The economic benefits resulting from such valid provisions shall, to the extent possible, be similar to those resulting from such invalid, illegal or unenforceable provisions.

14.	Modification and Supplement
14.1

Any modification or supplement to this Agreement shall be made in writing. Any modification agreement or supplementary agreement signed by both parties in connection with this Agreement shall be an integral part of this Agreement and shall have the same legal effect as this Agreement.

14.2

In the event of any amendments to this Agreement proposed by the Stock Exchange of Hong Kong Limited or other regulatory authorities or any amendments of this Agreement and arrangements thereof in accordance

Exhibit 4.16

with the provisions of the listing rules or other related regulations, rules, codes and guidance of the Stock Exchange of Hong Kong Limited in connection with this Agreement, both parties shall amend this Agreement reasonably accordingly.

15.	Text

This Agreement is made in two (2) copies, with each signatory holding one (1) copy. These two copies shall have the same legal effect.

16.	Miscellaneous
16.1

This Agreement shall constitute the entire agreement between both parties with respect to the subject matter hereof, except as amended, supplemented or modified in writing after execution hereof, and shall supersede all prior oral and written negotiations, representations and contracts with respect to the subject matter hereof.

16.2	This Agreement shall be binding on the respective successors of both parties and the permitted transferees of such parties.
16.3

Any party may waive its rights under this Agreement, provided that such waiver must be made in writing and signed by both parties. A waiver by any party in respect of a default by another party under a certain circumstance shall not be deemed to be a waiver by such party in respect of a similar default in another circumstance.

16.4	The headings in this Agreement are for convenience of reading only and shall not be used to interpret, explain or otherwise affect the meaning of the provisions of this Agreement.

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Exhibit 4.16

(This page is intentionally left blank, and serves as the Signature Page to the Exclusive Business Cooperation Agreement)

IN WITNESS WHEREOF, this Exclusive Business Cooperation Agreement has been executed by both parties as of the date and in the place first above written.

Wuhan Bofeng Technology Co., Ltd.

(/s/ Seal)

Exhibit 4.16

(This page is intentionally left blank, and serves as the Signature Page to the Exclusive Business Cooperation Agreement)

IN WITNESS WHEREOF, this Exclusive Business Cooperation Agreement has been executed by both parties as of the date and in the place first above written.

Wuhan Xinyue Network Technology Co., Ltd.

(/s/ Seal)

Exhibit 4.16

Annex I

For the purpose of the notice, the contact details of both parties are as follows:

Party A: Wuhan Bofeng Technology Co., Ltd.

Address: Room 701, Floors 6-15, Building 4, Area D, Shuguang Xingcheng, No. 8 Xiongzhuang Road, Donghu New Technology Development Zone, Wuhan City, Hubei Province

To: Yuan Zhou

Party B: Wuhan Xinyue Network Technology Co., Ltd.

Address: Room 702, Building 4, Area D, Shuguang Xingcheng, No. 8 Xiongzhuang Road, Donghu New Technology Development Zone, Wuhan City, Hubei Province

To: Rongle Zhang